Exhibit 97.1

ENOVA INTERNATIONAL, INC.

POLICY FOR THE RECOVERY OF
ERRONEOUSLY AWARDED incentive COMPENSATION

A.
Introduction

This policy has been adopted by the Board of Directors (the “Board”) of Enova International, Inc. (the “Company”) to provide for the recovery of any erroneously awarded incentive-based compensation from executive officers of the Company in the event of an accounting restatement as required by Rule 10D‑1 (“Rule 10D-1”) promulgated under Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 303A.14 of the New York Stock Exchange Listed Company Manual (the “NYSE Recovery Rules”).

All capitalized terms used and not otherwise defined have the meanings set forth in Section H below.

B.
Administration and Interpretation

This policy shall be administered by the Management Development and Compensation Committee (the “Committee”) of the Board, or in the absence of such a committee, a majority of independent directors serving on the Board. The Committee has full and final authority to make all determinations necessary, appropriate, or advisable for the administration of this policy and for the Company’s compliance with Rule 10D-1, NYSE Recovery Rules, and any other applicable law, regulation, rule or interpretation of the SEC or NYSE issued in connection therewith, and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). All interpretations, determinations and decisions made by the Committee pursuant to this policy shall be final, conclusive and binding on all persons, including the Company, its affiliates, its stockholders and Executive Officers. Any action or inaction by the Committee with respect to an Executive Officer under this policy in no way limits the Committee’s actions or decisions not to act with respect to any other Executive Officer under this policy or under any similar policy, agreement or arrangement, nor shall any such action or inaction serve as a waiver of any rights the Company may have against any Executive Officer other than as set forth in this policy.

C.
Recovery of Erroneously Awarded Compensation
1.
In the event of an Accounting Restatement, the Company will reasonably promptly recover any Erroneously Awarded Compensation Received in accordance with NYSE Recovery Rules and Rule 10D-1.
(i)
After an Accounting Restatement, the Committee shall determine the amount of any Erroneously Awarded Compensation Received by each Executive Officer and shall reasonably promptly provide written notice to each affected Executive Officer setting forth the amount of any Erroneously Awarded Compensation.
(ii)
The Committee shall have discretion to determine the appropriate means and manner of recovering any Erroneously Awarded Compensation, including through reimbursement, offsets, holdbacks, award cancellation or otherwise, based on the particular facts and circumstances and shall have the discretion to determine the repayment schedule for each amount of Erroneously Awarded Compensation in a manner that complies with the

Exhibit 97.1

“reasonably promptly” requirement of the NYSE Recovery Rules. The Committee may consult with, retain, and terminate, at the Company’s expense, legal counsel, compensation consultants, or other advisors to advise the Committee with respect to the determination and recovery of Erroneously Awarded Compensation.
(iii)
To the extent that an Executive Officer has already reimbursed the Company for any Erroneously Awarded Compensation under any other applicable law or regulation or pursuant to a recovery obligation contained in any other Company policy, employment agreement, compensatory plan or other agreement, such reimbursed amount may be credited against the amount of Erroneously Awarded Compensation that is subject to recovery under this policy.
(iv)
If an Executive Officer fails to repay all Erroneously Awarded Compensation to the Company when due, the Company shall take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Executive Officer. The applicable Executive Officer shall be required to reimburse the Company for any and all expenses reasonably incurred (including reasonable legal fees) by the Company in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.
2.
Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by Section C.1 above if the Committee determines that recovery would be impracticable and either of the following two conditions is met:
(i)
The Committee has determined that the direct expenses paid to a third party to assist in enforcing the policy would exceed the amount to be recovered; provided, that before making this determination, the Company must have made a reasonable attempt to recover the Erroneously Awarded Compensation, documented such attempt(s) and provided such documentation to the NYSE; or
(ii)
Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Code and regulations thereunder.
D.
Disclosures

The Company shall make such disclosures and filings with respect to this policy as required by applicable federal securities laws and Securities and Exchange Commission (“SEC”) rules.

E.
No Indemnification

The Company shall not insure or indemnify any Executive Officer against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this policy, or (ii) any claims relating to the Committee’s or Company’s enforcement of its rights under this policy. Further, the Company shall not enter into any agreement that exempts any Incentive-Based Compensation that is granted, paid or awarded to an Executive Officer from the application of this policy or that waives the Company’s right to recovery of any Erroneously Awarded Compensation, and this policy shall supersede any such agreement (whether entered into before, on or after the effective date of this policy).

Exhibit 97.1

F.
Amendment; Termination

The Committee may amend, supplement, restate or rescind this policy from time to time as it deems necessary to comply with applicable law or NYSE Recovery Rules or any other listing rules of the NYSE, and may otherwise amend, supplement, or restate this policy from time to time in its discretion as it deems advisable, provided that no such action would cause the Company to violate any federal securities laws or NYSE Recovery Rules.

G.
Other Recovery Rights

This policy shall be binding and enforceable against all Executive Officers and, to the extent required by applicable law or formal guidance from the SEC or NYSE, their beneficiaries, heirs, executors, administrators or other legal representatives. Any employment agreement, equity award, compensatory plan or any other agreement or arrangement with an Executive Officer shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Executive Officer to abide by the terms of this policy. Any right of recovery under this policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law, regulation or rule, pursuant to the terms of any other policy of the Company or any provision in any bonus or other compensatory plan, employment agreement, equity award or other arrangement. To the extent any term or provision of this policy is determined to be in direct conflict with a compensation recovery provision of any employment agreement, equity award, compensatory plan or any other agreement or arrangement with an Executive Officer, the terms of this policy shall control.

H.
Definitions

For purposes of this policy, the following capitalized terms shall have the meanings set forth below.

1.
“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
2.
“Applicable Period” means the three completed fiscal years of the Company immediately preceding the date the Company is required to prepare an Accounting Restatement, and if the Company changes its fiscal year, any transition period of less than nine months within or immediately following those three completed fiscal years. For purposes of determining the date the Company is required to prepare an Accounting Restatement, such date is the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.
3.
“Clawback Eligible Incentive Compensation” means all Incentive-Based Compensation that was Received by an Executive Officer:
·
on or after October 2, 2023 (the effective date of the NYSE Recovery Rules);
·
after beginning their service as an Executive Officer;

Exhibit 97.1

·
who served as an Executive Officer at any time during the applicable performance period relating to any Incentive-Based Compensation (whether or not such Executive Officer is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company);
·
while the Company has a class of securities listed on the NYSE or other national securities exchange or a national securities association, and
·
during the Applicable Period.
4.
“Erroneously Awarded Compensation” means, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid. For any Incentive-Based Compensation that is based on (or derived from) the Company’s stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement:
·
The amount to be repaid or returned shall be determined based on a reasonable estimate of the effect of the Accounting Restatement on the Company’s stock price or total shareholder return upon which the Incentive-Based Compensation was Received; and
·
The Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation as required to the NYSE.
5.
“Executive Officer” means the Company’s current or former president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar significant policy-making functions for the Company. For the avoidance of doubt, the identification of an executive officer for purposes of this policy includes each executive officer who is or was identified pursuant to Item 401(b) of Regulation S-K under the Exchange Act.
6.
“Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. For purposes of this policy, stock price and total shareholder return are considered Financial Reporting Measures. A measure need not be presented in the Company’s financial statements or included in a filing with the SEC to qualify as a Financial Reporting Measure.
7.
“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
8.
Incentive-Based Compensation or Erroneously Awarded Compensation is deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the applicable underlying Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation to the Executive Officer occurs after the end of that period.

Exhibit 97.1

Effective as of December 1, 2023.

ADOPTED BY THE BOARD OF DIRECTORS OF

ENOVA INTERNATIONAL, INC.

ON NOVEMBER 2, 2023